Exhibit 99.1

JETBLUE AIRWAYS REPORTS JANUARY TRAFFIC

New York, NY (February 10, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for January 2016. Traffic in January increased 11.7 percent from January 2015, on a capacity increase of 10.8 percent.

Load factor for January 2016 was 82.6 percent, an increase of 0.7 points from January 2015. JetBlue’s preliminary completion factor was 96.1 percent and its on-time (1) performance was 69.4 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of January decreased approximately 3.5 percent year over year, which includes a positive impact of about two points from winter storm Jonas. JetBlue now expects year over year available seat mile growth in the first quarter of 2016 to be between 13 and 15 percent, down from prior guidance of 14 to 16 percent due to winter storms.

JETBLUE AIRWAYS TRAFFIC RESULTS

	January 2016	January 2015	% Change
Revenue passenger miles (000)	3,555,862	3,183,017	11.7%
Available seat miles (000)	4,306,365	3,885,588	10.8%
Load factor	82.6%	81.9%	0.7 pts.
Revenue passengers	2,947,210	2,659,113	10.8%
Departures	27,032	25,107	7.7%
Average stage length (miles)	1,103	1,098	0.5%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 95 cities in the U.S., Caribbean, and Latin America with an average of 900 daily flights. For more information please visit JetBlue.com.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com